Exhibit 10.26

June 24, 2014

James Shiah
12 Justice Court
Princeton, NJ 08540-9545

Dear James:
This letter (the “Agreement”) confirms our mutual agreement with regard to your separation from employment with Coty Inc. (the “Company” and, collectively with its affiliates, “Coty”) and the terms of your employment before such separation.

1.
Effective Date. This Agreement will be effective beginning on the date you have executed the Agreement and delivered it to the Company and it has become irrevocable pursuant to paragraph 17 (the “Effective Date”).

2.
Scheduled Separation Date. Your employment with the Company will terminate on October 1, 2014 (your “Scheduled Separation Date”) or such earlier date on which your employment ends pursuant to paragraph 3 below. The date your employment with the Company actually terminates is referred to in this Agreement as the “Separation Date.”

3.	Separation Before Scheduled Separation Date

(a)
At-Will Employment. Notwithstanding anything to the contrary in this Agreement, your employment with the Company remains “at will,” which means that you or the Company may terminate this Agreement and your employment at any time, for any reason or no reason, with or without notice.

(b)
Termination of Employment for Cause. If the Company terminates your employment before your Scheduled Separation Date for Cause, you will be entitled to no compensation or benefits thereafter other than your Accrued Benefits and the Separation Payment. For purposes of this Agreement, (x) “Cause” has the meaning given that term under the Coty Inc. Long-Term Incentive Plan (the “LTIP”), and (y) your Accrued Benefits (as defined below).

(c)
Termination Without Cause. If the Company terminates your employment without Cause before the Scheduled Separation Date, (i) you will receive your Accrued Benefits, (ii) you will continue to receive your Base Salary through your Scheduled Separation Date, (iii) you will receive the FY14 APP Bonus, and (iv) you will receive the Separation Payment.

(d)
Death or Disability. If your employment with the Company terminates before the Scheduled Separation Date by reason of your death or Disability (as defined in the LTIP), you or your estate will be entitled to (i) your Accrued Benefits; (ii) (iii) the FY14 APP Bonus; and (iv) the Separation Payment.

4.	Title and Duties.

(a)	Before Transition Period. Your current role will continue while employed under this Agreement through June 30, 2014.

(b)
During Transition Period. While employed under this Agreement during the period between June 30, 2014 and the Scheduled Separation Date (the “Transition Period”), you will perform such services as the Company may specifically request from time to time. During the Transition Period, you will not have authority to act on behalf of or otherwise bind the Company except as the Company may otherwise direct in writing.

5.	Compensation and Benefits During Employment.

(a)
Salary. The Company shall continue paying you a base salary at the rate of $382,600 per year (“Base Salary”) through your Separation Date. The Company shall pay your Base Salary in accordance with its regular payroll practices.

(b)
FY14 APP Bonus. You will be eligible to earn for the fiscal year ending June 30, 2014 (“FY14”) a bonus (“FY14 APP Bonus”) under the Coty Inc. Annual Performance Plan (the “APP Plan”) provided you remain employed through the FY14 APP Bonus payment date. Fifty percent (50%) of your APP Bonus will be based on the Company’s actual financial performance for FY14 and will be calculated in accordance with the terms of the APP as applicable to all active employees. The remaining fifty percent (50%) of your APP Bonus will be calculated based on your personal performance objectives for FY14, as previously set by the Company. The evaluation of your personal performance objectives is at the sole discretion of the Company. The FY14 APP Bonus will be paid at the same time and be subject to the same plan guidelines as for active employees. For the purpose of determining your FY14 APP Bonus, your “target award,” as described in the APP Plan, is 50% of $382,600. You will not be eligible for an APP bonus with respect to the fiscal year ending June 30, 2015.

(c)
Benefits. You will continue to be deemed a regular employee of the Company throughout your period of employment under this Agreement for purposes of your eligibility to participate in the Company’s benefit plans, including the Coty Long Term Incentive Program (“LTIP”) and the Coty Supplemental Retirement Plan (“SERP”). Your rights under such plans will be determined in accordance with their terms.

(d)	Vacation. You will continue to accrue vacation time through your Separation Date.

6.	Compensation and Benefits After Separation.

(a)
Accrued Benefits. Upon the termination of your employment for any reason you (or your estate in the event of your death) will be entitled to your Accrued Benefits. For purposes of this Agreement, “Accrued Benefits” means (i) your accrued but unpaid salary as of the Separation Date, (ii) payment of any accrued but unused vacation time, (iii) any unreimbursed documented business expenses for which you are entitled to reimbursement under the Company’s business expense policy, and (iv) any amounts or benefits to which you are entitled as of the Separation Date under the terms of any Company benefit plans in which you participate, including the LTIP and the SERP. Disbursement of LTIP and SERP benefits shall be paid in accordance with the respective plan’s terms.

(b)	Conditional Separation Benefits.

(i)
Limited Applicability of this Paragraph 5(b). Except as provided in paragraph 5(b)(ii)(B) below, the benefits described in this paragraph 5(b) will be provided only if (x) you timely execute and deliver this Agreement and do not timely revoke it; (y) your termination occurs for any reason other than (1) your death or (2) the Company’s termination of your employment for Cause; and (z) you execute during the 10-day period immediately following your Separation Date, and do not timely revoke, the release certificate in the form attached hereto as Attachment A (the “Release Certificate”).

(ii)
Salary Continuation. You will be paid Three Hundred Eighty-Two Thousand Six Hundred dollars ($382,600.00) (the “Separation Payment”), representing base salary at your current base rate of compensation for the 52-week period (the “Salary Continuation Period”) that begins the day after your Separation Date, payable semi-monthly during such period in accordance with the Company’s regular payroll practices.

(iii)
Medical and Dental Coverage. You will continue to be eligible to participate in the Company’s medical and dental plans for active employees, on the same cost-sharing basis as if you were actively employed, during the period (the “Benefits Continuation Period”) beginning the day after your Separation Date and ending on the earlier of (i) the day after the end of the Salary Continuation Period or (ii) the date you commence full-time employment with another employer. During the Benefits Continuation Period the employee portion of the premiums for such coverage will be deducted from the Separation Payment. Upon the expiration of the Benefits Continuation Period, you will be eligible to receive Retiree Medical benefits under Coty’s post-retirement medical benefits plan. You will receive general information about such Retiree Medical benefits as well as your right to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In the event that you timely elect Retiree Medical or COBRA continuation coverage you shall be solely responsible for your portion of any group medical and dental insurance premiums, including all administrative charges. For purposes of determining the duration of such COBRA coverage, your COBRA coverage will be deemed to commence on the day after the end of the Benefits Continuation Period. You agree to notify the Company within two business days following the commencement of any full-time employment prior to the last day of the Salary Continuation Period.

(iv)
Outplacement. You will be provided with 12 consecutive months of outplacement services in an amount not to exceed Fifteen Thousand dollars ($15,000.00). The outplacement services will be commensurate with your staff level and will be rendered by Sculpture Partners Ltd.

7.	Withholding. All payments and benefits under this Agreement are subject to applicable withholding taxes and authorized deductions.

8.	Additional Terms.

(a)
You agree that except as otherwise provided in this Agreement you are not entitled to any additional compensation, payments, or benefits from Coty, including under any previous employment agreement or under the laws of any other country, and that no representations or promises to the contrary have been made to you.

(b)
The Company shall not object to any application for unemployment benefits by you. Nothing in this Agreement shall be construed to limit your ability to make any lawful application for unemployment benefits.

9.	General Release.

(a)	For purposes of this Agreement:

(i)
“Released Parties” means the Company, its past and present direct and indirect affiliates, predecessors, successors, and assigns, their respective past and present officers, directors, employees, attorneys, representatives, and agents, whether acting as agents or in their individual capacities, and any Company or other applicable retirement or welfare plans (and their respective plan administrators, fiduciaries, trustees, and insurers).

(ii)	“Releasing Parties” means you and your heirs, beneficiaries, trustees, administrators, executors, assigns, and legal representatives.

(b)
In consideration of the agreements of the Company in this Agreement, and with the intention of binding the Releasing Parties, you hereby release, waive, forever discharge the Released Parties from, and acknowledge full accord and satisfaction of, all Claims against the Released Parties that you now have or may have in the future. As used in this Agreement, “Claims” means claims of any kind under any legal or equitable theory, whether known or unknown, and whether asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence, including:

(i)	claims relating to or arising from your employment, or termination of your employment, with the Company, including claims for bonuses or severance entitlements;

(ii)	claims for employee benefits, including claims under the Employee Retirement Income Security Act of 1974;

(iii)	contract or quasi-contract claims;

(iv)
claims of employment discrimination, harassment or retaliation, including claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family & Medical Leave Act, the New York State and New York City Human Rights Laws, the New York Whistleblower Law, the New York Labor Law, the New York Civil Rights Law, and the New York Constitution, in each case as such laws have been amended from time to time;

(v)
claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind; and

(vi)	claims for monetary recovery, including attorneys’ fees and other costs and disbursements.

(c)
This paragraph 9 applies to all Claims arising on or before the date of your execution of this Agreement, but shall not affect any rights or Claims arising thereafter. This paragraph 9 shall not affect your right to enforce the terms of this Agreement. With respect to all Claims to which this paragraph 9 applies, you hereby waive your rights under any state or federal statute that provides that a general release does not extend to claims in your favor that you do not know or suspect to exist at the time of executing this Agreement, and that if known to you would have had to have materially affected your settlement with the Company. You represent that you have not assigned or given away any of the Claims that you have released in this Agreement.

10.	You agree that you will not recover upon, or otherwise enforce or accept monies from, any judgment, decision, or award, in each case with respect to any Claim released by you in paragraph 9.

11.	Except with prior written permission from the Company’s General Counsel, you agree not to disclose the terms and conditions of this Agreement to anyone: (i) as reasonably necessary to enforce this Agreement; (ii) to your attorneys; (iii) to your spouse or domestic partner; (iv) to any government agency; or (v) pursuant to compulsory legal process or a court order.

12.	You agree that you will take no action that is intended, or would reasonably be expected, to harm or disparage or impair the reputation of any Released Party.

13.
The making of this Agreement is not intended, and shall not be construed, as an admission that any of the Released Parties has violated any law, breached any contract, or committed any wrong against you.

14.
You acknowledge that the Company has made no promises, commitments or representations to you other than those contained in this Agreement and that you have not relied upon any statement or representation made by the Company with respect to the basis or effect of this Agreement.

15.	You are hereby advised to consult and have had the opportunity to consult with an attorney before signing this Agreement.

16.
You acknowledge that you were given 21 days in which to review and consider this Agreement, and that if you executed it before the end of the 21-day period such early execution was completely voluntary.

17.
You acknowledge that for a period of seven days after you sign this Agreement you have the right to revoke it by providing notice in writing to John Annunziata, VP – Human Resources, Americas, 350 Fifth Avenue, 15th floor, New York, NY 10118, by hand delivery, certified mail or overnight courier. This Agreement will not become effective and enforceable until after the expiration of the seven-day revocation period.

18.
If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. If paragraph 9 is held to be illegal, void or unenforceable, you agree to promptly execute a valid general release and waiver in favor of the Released Parties; provided, however, that such new general release will not release or waive any Claims that were not covered by paragraph 9; provided, however, that such new general release will not release or waive any Claims that were not covered by paragraph 9.

19.
This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except that any existing obligations you have under any confidentiality agreement entered into between you and the Company shall remain in full force and effect. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon any party unless made in writing and signed by such party.

20.
You may not assign any of your rights or obligations under this Agreement. The Company may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Company or to any transferee of all or a portion of the assets or business to which this Agreement relates. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by all Released Parties.

21.	This Agreement may be executed in counterparts, each of which will be an original, and all of which will constitute one and the same instrument.

22.	This Agreement is governed by the laws of the State of New York, without regard to its conflict of law provisions.

If this Agreement is acceptable to you, please indicate your agreement by signing and dating the enclosed executed copy and returning it by July 9, 2014.

Sincerely,
COTY INC.

/s/Jules P. Kaufman
By: Jules Kaufman
Senior Vice President and General Counsel

I acknowledge that I have read this Agreement, and that I understand and voluntarily accept its terms.
THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

/s/James E. Shiah	6/25/2014
James Shiah	Date

ATTACHMENT A
RELEASE CERTIFICATE
[TO BE SIGNED DURING THE 10-DAY PERIOD IMMEDIATELY FOLLOWING YOUR SEPARATION DATE]

I hereby acknowledge and agree that:
Coty Inc. (the “Company”) and I entered into an Agreement on June 24, 2014 (the “Agreement”) concerning my separation from service with the Company. A blank copy of this Release Certificate (the “Certificate”) was attached to the Agreement when it was given to me for review. I have had more time to consider signing this Certificate than the ample time I was given to consider signing the Agreement. I was encouraged to discuss the Agreement, including this Certificate, with my attorney before executing either document, and have done so.
In consideration of the agreements of the Company set forth in the Agreement I hereby agree that this Certificate will be part of the Agreement, and that the general release set forth in paragraph 9 of the Agreement is to be construed and applied as if I had signed it on the day I sign this Certificate. This Certificate extends the general release set forth in paragraph 9 of the Agreement through the date on which I sign this Certificate.

I acknowledge that I have read this Certificate and that I understand and voluntarily accept its terms.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

Date:
James Shiah